Exhibit 99.1
January 4, 2010

Mr. Jeffery A. Smisek
Continental Airlines, Inc.
1600 Smith Street, Dept. HQSEO
Houston, TX  77002

Dear Jeff:

The purpose of this letter is to set forth your voluntary agreement to forego your annual salary of $730,000 and any annual bonus that would otherwise be earned by you pursuant to the Employment Agreement between you and Continental Airlines, Inc. (the “Company”) effective October 15, 2007 (as amended, the “Employment Agreement”) with respect to each calendar year beginning January 1, 2010 and continuing during the term of the Employment Agreement (each such year, a “Covered Year”) unless the Company achieves a profit for such Covered Year.  For purposes of this letter agreement, “profit” shall have the same meaning as ascribed to the equivalent term used in the Company’s broad-based employee profit sharing program applicable for such Covered Year.  If the Company does not have such a program in effect for a Covered Year, then the term “profit” shall mean a positive net income of the Company (before taxes) as shown on its audited consolidated financial statements for such Covered Year, but calculated excluding any unusual or non-recurring items, prepared in accordance with applicable accounting standards.

You agree that (i) the Company will not pay you, and you shall have no right to, any salary or annual bonus with respect to any Covered Year (which would otherwise be earned by you as an employee of the Company with respect to your service) unless the Company achieves a profit for such Covered Year, and (ii) the voluntary salary and annual bonus waiver is provided by you in connection with your promotion as successor Chairman and Chief Executive Officer and your associated salary increase and the waiver shall not constitute a breach by the Company of the Employment Agreement.

You acknowledge that your ability to participate in, or to accrue benefits under, the Continental Retirement Plan, the Continental 401(k) Plan, and the Continental Employee Stock Purchase Plan are dependent upon your receipt of base salary and will be impacted by this voluntary salary waiver.  The Company agrees that this voluntary salary and annual bonus waiver shall not affect your rights under the Employment Agreement except as specifically set forth in this letter, and those rights shall be determined for all other purposes as if your salary and annual bonus continued to be paid at its then-approved level, without regard to this waiver, including without limitation your rights as reflected in the Employment Agreement in paragraphs 3.2(b), 3.3, 3.5 and 3.6, and the definition of “Termination Payment” in paragraph 4.8(xi).  In addition, to the extent that the salary and annual bonus waiver impacts your participation in, or the level of benefits provided under, any welfare benefit plan provided by the Company, including without limitation the disability plan or the life insurance plan, the Company shall provide an equivalent benefit to you at no additional cost, of any kind, to you.  The Company will pay you an amount sufficient to make you whole for any such additional costs as soon as practicable, but not later than the end of the Covered Year following the Covered Year the cost is incurred.  This letter will not impact your right to participate in any long term incentive program maintained by the Company as described in paragraph 3.2(b) of the Employment Agreement.

If the Company achieves a profit for any Covered Year, the Company will pay to you the unpaid salary for such Covered Year upon determination by the Human Resources Committee that a profit has been achieved for the Covered Year (and in no event later than January 30th following the Covered Year).  If a determination has been made by the Human Resources Committee that a profit was achieved for any Covered Year, you will be entitled to receive any annual bonus for that year to which you would otherwise have been entitled, payable in accordance with the terms otherwise applicable to that bonus.  In addition, notwithstanding the terms of this letter agreement, if your employment is terminated (i) by the Company “without Cause” (as defined in the Employment Agreement) or pursuant to paragraph 2.2(i) or 2.2(ii) of the Employment Agreement, or (ii)  by you for “Good Reason” (as defined in the Employment Agreement), the Company shall pay to you (or, in the event of a termination pursuant to paragraph 2.2(i) of the Employment Agreement, your estate) on the effective date of such termination all salary and annual bonus amounts that have not been paid to you during or with respect to any Covered Year as a result of the terms of this letter agreement.  If the Company has not achieved a profit for any Covered Year, the Company will provide written confirmation to you no later than March 1 following such Covered Year of the amount of salary and any annual bonus to which you would otherwise have been entitled for such Covered Year.  Either party shall have the right to terminate the salary and annual bonus waiver pursuant to this letter agreement for any Covered Year by providing written notice to the other party prior to January 1 of such Covered Year.

It is intended that any payment pursuant to the terms of this letter agreement be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the short term deferral exclusion and this letter agreement shall be administered accordingly; provided, however, that Section 5.17 of the Employment Agreement shall apply to the terms of this letter agreement to the extent applicable.

By signing below, you agree that this letter agreement accurately reflects our mutual understanding with respect to your desire to forego your salary and annual bonus as described herein and shall be deemed to constitute an agreement of the parties with respect to its terms for purposes of paragraph 5.12 of the Employment Agreement.

Very truly yours,

CONTINENTAL AIRLINES, INC.

By:	/s/ Jennifer L. Vogel
Name:	Jennifer L. Vogel
Title:	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

APPROVED:

/s/ Charles Yamarone
Charles Yamarone
Chair, Human Resources Committee

ACKNOWLEDGED AND AGREED:

JEFFERY A. SMISEK

/s/ Jeffery A. Smisek